Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger is made and entered into as of September 19, 2010 by and among: Rudy Acquisition Corp., a Delaware corporation (“Parent”); Rudy Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and RAE Systems Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.
     B. The boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.
     C. The board of directors of the Company (the “Board of Directors”), after considering the recommendation of a committee (the “Special Committee”) formed for the purpose of, among other matters, evaluating and making a recommendation to the Board of Directors with respect to this Agreement and the Merger, has determined that the Merger is in the best interest of the Company and its stockholders and declared it advisable to enter into this Agreement and the Merger, upon the terms and conditions provided herein.
     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain beneficial owners (the “Rollover Holders”) of Company Common Stock are entering into Rollover Agreements (the “Rollover Agreements”), pursuant to which the Rollover Holders are agreeing, among other things, to contribute the Rollover Shares to Parent immediately prior to the Effective Time of the Merger.
     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements in favor of Parent (the “Voting Agreements”).
     F. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. (collectively, the “Sponsors”) have executed and delivered a guarantee of the payment obligations of Parent and Merger Sub hereunder (the “Guarantee”).
     G. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company (other than the Rollover Shares) and all outstanding options, warrants and other rights to receive shares of the Company’s capital stock shall be converted into the right to receive cash.

Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description of Transaction.
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
     1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3 Closing; Effective Time. The consummation of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, CA 94104 at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to Exhibit B;
          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

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     1.5 Effect on Capital Stock; Conversion of Shares.
          (a) Rollover Shares. Immediately prior to the Effective Time, the Rollover Holders shall contribute the Rollover Shares to Parent pursuant to the Rollover Agreements. Subsequent to the receipt of the Rollover Shares from the Rollover Holders, such Rollover Shares shall automatically be canceled, by virtue of the Merger, in accordance with Section 1.5(b)(ii) below.
          (b) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
                    (i) any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $1.60 in cash, without interest (the “Merger Consideration”); and
                    (iv) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          (c) Certain Adjustments. If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be proportionately adjusted to reflect such change.
     1.6 Company Options.
          (a) At the Effective Time, each then-outstanding Company Option, whether vested or unvested, shall be cancelled as follows: (i) in the case of a Vested Company Option having a per share exercise price less than the Merger Consideration, such Vested Company Option shall be cancelled in exchange for the right to receive from the Surviving Corporation for each share of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (1) the number of shares of Company Common Stock subject to such Vested Company Option immediately prior to the Effective Time and (2) the amount by which the Merger Consideration exceeds the per share exercise price of such Vested Company Option, or

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(ii) in the case of an Unvested Company Option or a Company Option having a per share exercise price equal to or greater than the Merger Consideration, such Company Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 1.6 is referred to herein as the “Option Consideration.”
          (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 1.6, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act.
          (c) The Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time.
          (d) Prior to the Effective Time, the Company shall deliver to the holders of Company Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (other than the Rollover Shares) outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.8(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.
     1.8 Surrender of Certificates.
          (a) Not less than five (5) business days prior to the Closing Date, Parent shall designate and enter into an agreement with a bank or trust company to serve as Paying Agent in the Merger (the “Paying Agent”). On or before the Effective Time, Parent shall deliver to the Paying Agent, for the benefit of the stockholders of the Company and otherwise for payment in accordance with this Section 1, sufficient cash necessary for the payment of the Merger Consideration as provided in Section 1.5(b)(iii). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

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          (b) As promptly as practicable (and no later than five (5) business days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Company Stock Certificate (i) a letter of transmittal in a form reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon actual delivery of the Company Stock Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably specify, and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for the Merger Consideration, without any interest thereon. Upon surrender of Company Stock Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Stock Certificates shall be entitled to receive in exchange therefor a check in the amount of the Merger Consideration for each share of Company Common Stock formerly represented thereby to be mailed within ten (10) business days of receipt of such Company Stock Certificate and letter of transmittal, in accordance with Section 1.5(b)(iii), and the Company Stock Certificates so surrendered shall be canceled. At the sole discretion of Parent, Parent may make similar arrangements with the Paying Agent for the payment of the Option Consideration to the holders of the Company Options; provided, however, that the payment of the applicable Option Consideration shall, in all events, be conditioned upon the holder of the applicable Company Option delivering to Parent or the Paying Agent, as applicable, a written termination agreement releasing the Company, Parent and their respective Affiliates from any and all claims the holder thereof may have in respect of such Company Option.
          (c) Promptly following the date that is twelve (12) months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Company Stock Certificate shall thereafter look only to Parent for payment of the Merger Consideration and may surrender such Company Stock Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.
          (d) If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed, the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation), shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration deliverable in respect thereof determined in accordance with this Section 1. When authorizing such issuance in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Stock Certificate to deliver to the Paying Agent (or if more than twelve (12) months after the Effective Time, the Surviving Corporation) a bond in such amount as the Surviving Corporation may reasonably request as indemnity against any claim that may be made against

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the Surviving Corporation with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.
          (e) Except as required by law, no dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate.
          (f) All cash paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.8.
          (g) The Surviving Corporation (and/or any of its Affiliates) shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holders of Company Options such amounts as the Surviving Corporation (and/or any of its Affiliates) is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable Legal Requirement, including any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, or the holder of Company Options, with respect to which such deduction and withholding was made.
     1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
     Section 2. Representations and Warranties of the Company.
     Except as disclosed in the Disclosure Schedule (as to which a disclosure in one section of the Disclosure Schedule shall be deemed disclosed in each other section where it is reasonably apparent on its face that the matter disclosed is responsive to the representations and warranties in such section), the Company represents and warrants to Parent and Merger Sub as follows:
     2.1 Subsidiaries; Due Organization; Etc.
          (a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. Except as set forth in Part 2.1(a)(iii) of the Disclosure Schedule, none of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital

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contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
          (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.
          (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not constitute a Company Material Adverse Effect.
     2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. Part 2.2 of the Disclosure Schedule lists, and the Company has delivered to Parent, accurate and complete copies of: (a) the charters of all committees of the Board of Directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, of which 59,415,976 shares have been issued and are outstanding as of the business day preceding the date of this Agreement. Except as set forth in Part 2.3(a) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury.
          (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(b)(i) of the Disclosure Schedule: (1) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (2) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (3) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(b)(ii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock

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(including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.
          (c) As of the date of this Agreement: (i) 3,205,729 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”); (ii) 2,078,877 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2002 Stock Option Plan (the “2002 Plan”); (iii) 120,877 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1993 Stock Plan (the “1993 Plan” and, together with the 2002 Plan and the 2007 Plan, collectively, the “Option Plans”); (iv) 100,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding outside of the Option Plans; and (v) 1,898,812 shares of Company Common Stock are reserved for future issuance pursuant to stock options not yet granted under the 2007 Plan.
          (d) Part 2.3(d) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (1) the name of the optionee; (2) the number of shares of Company Common Stock subject to such Company Option; (3) the exercise price of such Company Option; (4) the date on which such Company Option was granted; (5) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (6) the date on which such Company Option expires; and (7) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any Company Options are outstanding, and the forms of all stock option agreements evidencing such options. The Company has the right and authority pursuant to the terms of the Option Plans and the applicable stock option agreements and other related documents to take all of the actions and conduct set forth in Section 1.6 of this Agreement with respect to the Company Options without obtaining the consent or authorization of any holder of such Company Options.
          (e) Except as set forth in Part 2.3(e) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.
          (f) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

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          (g) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and (other than director’s qualifying shares) of record by the Company, free and clear of any Encumbrances (other than Encumbrances described in Part 2.3(d) of the Disclosure Schedule.
     2.4 SEC Filings; Financial Statements.
          (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2007 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since January 1, 2007 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents (as so amended or superseded) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents (as so amended or superseded) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 under the Exchange Act; and (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC pursuant to the Securities Act or the Exchange Act.
          (b) The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed, and to the knowledge of the Company, effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Part 2.4(b) of the Disclosure Schedule lists, and the Company has delivered to Parent, accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing and other rules and regulations of the NYSE Amex and has not since January 1, 2007 received any notice from the NYSE Amex asserting any non-compliance with such rules and regulations.

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          (c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. The financial statements required to be delivered to Parent pursuant to Section 2.4(a): (1) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (2) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.
          (d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
          (e) The Proxy Statement and the Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Schedule 13E-3”) shall not, (i) on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company, (ii) at the time of the Company Stockholders’ Meeting, or (iii) in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of

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the Parent or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3. If at any time prior to the Company Stockholders’ Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.
          (f) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (g) Part 2.4(g) of the Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2007.
     2.5 Absence of Changes. From the date of the Unaudited Interim Balance Sheet through the date of this Agreement, except as set forth in Part 2.5 of the Disclosure Schedule:
          (a) there has not been any Company Material Adverse Effect;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);
          (c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
          (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

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          (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) none of the Acquired Corporations has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 2010, exceeds $250,000 in the aggregate;
          (i) none of the Acquired Corporations has made any expenditures or series of related expenditures in excess of $250,000, other than payment of accounts payable in the ordinary course of business;
          (j) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;
          (k) none of the Acquired Corporations has written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness, other than in the ordinary course of business;
          (l) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;
          (m) none of the Acquired Corporations has: (i) lent money to any Person (excluding advancements of expenses to employees in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (n) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees at the director level or above (other than periodic increases in the base salaries of employees in connection with the Company’s customary employee review process, not in excess of 5% for any employee);
          (o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

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          (p) none of the Acquired Corporations has made any material Tax election;
          (q) none of the Acquired Corporations has commenced or settled any Legal Proceeding;
          (r) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect; and
          (s) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.
     2.6 Title to Assets. Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), the Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), all of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable (or those being contested in good faith by appropriate proceedings, which proceedings are described with particularity in Part 2.17 of the Disclosure Schedule); (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Schedule. Except with regard to Company IP (as to which all representations are contained in Section 2.10 below), the Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (1) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (2) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations, and enjoy undisturbed possession of such leased assets.
     2.7 Receivables; Customers; Inventories.
          (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.
          (b) Part 2.7(b) of the Disclosure Schedule contains an accurate and complete list of each loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

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          (c) Part 2.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the 20 largest customers (by revenue contribution) of the Acquired Corporations in each of the fiscal years ended December 31, 2008 and December 31, 2009. Except as set forth in Part 2.7(c), to the knowledge of the Company, none of the Acquired Corporations has received any notice indicating that any customer identified in Part 2.7(c) of the Disclosure Schedule intends to cease dealing with any of the Acquired Corporations or intends to otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.
     2.8 Equipment. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.
     2.9 Real Property.
          (a) Part 2.9 of the Disclosure Schedule lists each parcel of real property leased by an Acquired Corporation (the “Leased Real Property”). Part 2.9 of the Disclosure Schedule lists each parcel of real property owned or purported to be owned in the Company’s Form 10-K filed with the SEC on March 12, 2010 by an Acquired Corporation (the “Owned Real Property”).
          (b) In the case of Owned Real Property, the Acquired Corporation has good and marketable title over such Owned Real Property free and clear of any Encumbrances, except as set forth on Part 2.9 of the Disclosure Schedule.
          (c) In the case of the Leased Real Property, the Acquired Corporation has valid and outstanding leasehold interests in all such Leased Real Property and the improvements thereon. The Acquired Corporations’ use and occupation of any and all Leased Real Property and Owned Real Property, and the construction or improvements thereon comply in all respects with the applicable Legal Requirements, including zoning regulations and building codes.
     2.10 Intellectual Property; Privacy.
          (a) Products and Services. Part 2.10(a) of the Disclosure Schedule accurately identifies and describes each material Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any of the Acquired Corporations.
          (b) Registered IP. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

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The Company has provided to Parent complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.
          (c) Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (1) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof and (2) non-exclusive licenses to third-party software that is not incorporated into any Company Product and that is not otherwise material to the business of any of the Acquired Corporations); and (ii) whether the licenses or rights granted to the Acquired Corporations in each such Contract are exclusive or non-exclusive.
          (d) Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. None of the Acquired Corporations are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.
          (e) Royalty Obligations. Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by any of the Acquired Corporations to any other Person (other than sales commissions paid to employees according to the Acquired Corporations’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.
          (f) Ownership Free and Clear. The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Acquired Corporations, as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:
                    (i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Acquired Corporations in the material Company IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
                    (ii) Employees and Contractors. Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any

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Company IP. No employee of any of the Acquired Corporations is (1) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (2) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.
                    (iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, other than the Intellectual Property jointly owned by the Company and Shanghai University set forth in Part 2.10(f)(iii) of the Disclosure Schedule.
                    (iv) Protection of Proprietary Information. Each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Acquired Corporations or any Company Product. Without limiting the generality of the foregoing, other than the license agreement set forth in Part 2.10(f)(iv) of the Disclosure Schedule, no portion of the source code for any software ever owned or developed by any of the Acquired Corporations has been disclosed or licensed to any escrow agent or other Person.
                    (v) Past IP Dispositions. Since January 1, 2007 none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
                    (vi) Standards Bodies. None of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.
                    (vii) Sufficiency. Each of the Acquired Corporations owns or otherwise has, and immediately after the Closing, the Surviving Corporation will have, all Intellectual Property Rights needed to conduct its business as currently conducted and, with respect to the Company Products, as currently planned to be conducted (subject, to the Company’s knowledge, to the rights of holders of patents).
          (g) Valid and Enforceable. All Company IP is valid, subsisting, and enforceable; the foregoing representation is made to the Acquired Corporations’ knowledge as to patents. Without limiting the generality of the foregoing:
                    (i) Misuse and Inequitable Conduct. None of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.
                    (ii) Trademarks. To the knowledge of the Company, no trademark or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and

16.

an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations.
                    (iii) Legal Requirements and Deadlines. As to each item of Company IP that is Registered IP: (1) each such item of Company IP is and at all times has been in compliance with all legal requirements and is properly subsisting and (2) all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations at any time since January 1, 2007 has been abandoned, allowed to lapse, or rejected. Part 2.10(g)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.
                    (iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2007 has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.
          (h) Third-Party Infringement of Company IP. To the knowledge of the Company, since January 1, 2007 no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.10(h) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2007 by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (i) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (j) No Infringement of Third Party IP Rights. None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right

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of any other Person (other than rights under patents), and to the knowledge of the Company, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any patents of any other Person. None of the Acquired Corporations has received any written notice from any third party alleging such infringement. None of the Acquired Corporations has engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person (provided that with respect to Intellectual Property Rights consisting of patent rights of third parties, this representation is made only to the knowledge of the Company). To the knowledge of the Company, there is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
                    (i) Infringement Claims. As of the date of this Agreement, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Company, threatened against any of the Acquired Corporations or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. As of the date of this Agreement, none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.
                    (ii) Other Infringement Liability. None of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Acquired Corporations’ standard forms of Company IP Contracts and its customers’ standard terms and conditions of purchase, to which it may be subject, accurate and complete copies of which have been delivered to Parent).
                    (iii) Infringement Claims Affecting In-Licensed IP. To the knowledge of the Company, as of the date of this Agreement, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (1) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (2) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

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          (k) Part 2.10(k) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in or distributed with, or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.
          (l) No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.
          (m) Part 2.10(m) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time since January 1, 2007 and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each of the Acquired Corporations has complied at all times and in all material respects with all of the Company Privacy Policies.
     2.11 Contracts.
          (a) Part 2.11(a) of the Disclosure Schedule identifies each Company Contract that, as of the date of this Agreement, constitutes a “Material Contract.” For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:
                    (i) any Contract: relating to the employment of, or the performance of services by, any employee or consultant; (1) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment in excess of $25,000 to any current or former employee or director (except as required by any applicable Legal Requirements in the case of employees outside the United States and except for offer letters providing for “at will” employment with no right to severance other than in accordance with the Company’s standard severance policies as identified in reasonable detail in Part 2.18(i) of the Disclosure Schedule, copies of which have been made available to Parent); or (2) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director (except for severance payments required by any applicable Legal Requirements outside of the United States);
                    (ii) any Contract under which the Company leases any of the Leased Real Property;
                    (iii) any Company IP Contract;

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                    (iv) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation (other than Contracts for transactions consummated prior to January 1, 2007 under which no Acquired Corporation has any obligations);
                    (v) any Contract in which another Person is appointed as an exclusive distributor, reseller or sales representative with respect to, or otherwise is authorized to exclusively market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Product;
                    (vi) any Contract with any of the top ten (10) distributors or resellers of Company Products (based on revenue recognized from sales through, and to, the Company’s distributors and resellers) for each of fiscal year 2009 and the first six (6) months of fiscal year 2010;
                    (vii) any Contract that provides for indemnification of any Company Associate (an “Indemnification Contract”);
                    (viii) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (1) to compete with any other Person; (2) to acquire any product or other asset or any services from any other Person; (3) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (4) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (5) to perform services for any other Person; or (6) to transact business or deal in any other manner with any other Person;
                    (ix) any Contract (other than Contracts evidencing Company Options): (1) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (2) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (3) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;
                    (x) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (1) Contracts substantially similar in all material respects to the standard forms of end-user licenses previously delivered by the Company to Parent and (2) product or service warranties in the ordinary course of business consistent with past practice;
                    (xi) any Contract relating to any currency hedging;
                    (xii) any Contract: (1) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (2) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

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                    (xiii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;
                    (xiv) any Contract that provides for the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in fiscal year 2010 (other than Contracts for the sale of Company Products, or procurement of inventory, in the ordinary course of business); and
                    (xv) any Contract that could reasonably be expected to have or result in a material effect on: (1) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of any of the Acquired Corporations; or (2) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and
                    (xvi) any other Contract, if a breach of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.
The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.10 of the Disclosure Schedule).
          (b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) Except as set forth in the applicable subsections of Part 2.11(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has in any material respect violated or breached, or committed any material default under, any Material Contract; and, to the knowledge of the Company, no other Person has in any material respect violated or breached, or committed any material default under, any Material Contract; (ii) no Material Contract will expire according to its terms on or before December 31, 2010; to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (1) result in a violation or breach of any of the provisions of any Material Contract; (2) give any Person the right to declare a default under any Material Contract; (3) give any Person the right to receive or require a rebate, chargeback, penalty in excess of $25,000; (4) give any Person the right to materially change the delivery schedule under any Company Contract; (5) give any Person the right to accelerate the maturity or performance of any Material Contract; or (6) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) since January 1, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract which remains unresolved.

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     2.12 Sale of Products; Performance of Services.
          (a) Except as set forth in Part 2.12(a) of the Disclosure Schedule, each product, system, program, item of Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract (subject to warranty claims in the ordinary course of business) and with all applicable Legal Requirements.
          (b) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed in conformity with the terms and requirements of all applicable warranties and other Contracts (subject to warranty claims in the ordinary course of business) and with all applicable Legal Requirements.
          (c) Except as set forth in Part 2.12(c) of the Disclosure Schedule, since January 1, 2007, no customer or other Person has asserted or, to the knowledge of the Company, threatened to assert any material claim against any of the Acquired Corporations under or based upon any warranty provided by or on behalf of any of the Acquired Corporations outside of the ordinary course of business or in excess of warranty reserves set forth in the financial statements contained or incorporated by reference in the Company SEC Documents (or consistent therewith for periods after June 30, 2010).
     2.13 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities included or adequately reserved against in the Unaudited Interim Balance Sheet; (b) current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts; and (d) liabilities described in Part 2.13 or Part 2.29 of the Disclosure Schedule.
     2.14 Compliance with Legal Requirements.
          (a) Each of the Acquired Corporations is, and has at all times since January 1, 2007, been, in compliance in all material respects with all applicable Legal Requirements. To the knowledge of the Company, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since January 1, 2007 been, in connection with his or her position as a director or officer of the Company, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2007, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible material violation of, or failure to comply with, any material Legal Requirement.
          (b) Without limiting the generality of Section 2.14(a), each of the Acquired Corporations is in compliance with its obligations under any licenses issued or granted to such

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Acquired Company by the Federal Communications Commission (the “FCC”) and all applicable Legal Requirements of the FCC. There is not pending or, to the knowledge of the Company, threatened before the FCC, any Legal Proceeding against any Acquired Company that would reasonably be expected to either (i) materially impact the ability of the Company to conduct its business as currently conducted or as currently proposed to be conducted or (ii) result in any monetary Liability in excess of $100,000.
     2.15 Certain Business Practices. Except as set forth on Part 2.15 of the Disclosure Schedule, none of the Acquired Corporations, and (to the knowledge of the Company) no director, officer, other employee or agent of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.
     2.16 Governmental Authorizations.
          (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.
          (b) Part 2.16(b) of the Disclosure Schedule accurately and completely describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.16(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.16(b) of the Disclosure Schedule.
     2.17 Tax Matters.
          (a) Each of the Acquired Corporations has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all

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applicable Legal Requirements. All material Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. None of the Acquired Corporations is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.
          (b) Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
          (c) No Legal Proceedings are pending or being conducted with respect to any of the Acquired Corporations. None of the Acquired Corporations has received from any Governmental Body any (i) written notice indicating an intent to open an audit or other review, or written request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations.
          (d) Part 2.17(d) of the Disclosure Schedule lists all income Tax Returns filed with respect to each of the Acquired Corporations for taxable periods ended on or after December 31, 2007, and all sales and use tax and VAT returns for taxable periods ended on or after December 31, 2008, and lists those Tax Returns that have been audited, and those that currently are the subject to audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since January 1, 2008.
          (e) None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (f) None of the Acquired Corporations is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Each of the Acquired Corporations has disclosed on its federal income Tax Returns all positions taken therein that would, in the event of an adverse determination, give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. None of the Acquired Corporations is a party to or bound by any Tax allocation or Tax sharing agreement. Each of the Acquired Corporations has (1) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (2) no Liability for the Taxes of any Person (other than such Acquired Corporation) under regulation 1.1502-6 of the

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Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (g) The unpaid Taxes of the Acquired Corporations did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.
          (h) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for taxable period entered into on or prior to the Closing Date; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law) entered into or arising on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (i) None of the Acquired Corporations has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.
          (j) No activity giving rise to a permanent establishment, or Taxes, or Tax reporting obligations for the Acquired Corporations in a jurisdiction outside the United States has been conducted by any of the Acquired Corporations or any other person acting on behalf of the Acquired Corporations.
          (k) Each Company Benefit Plan is either exempt from the application of Section 409A of the Code, or has been maintained in form and in operation in compliance with Section 409A of the Code and the applicable regulations and guidance thereunder.
     2.18 Employee and Labor Matters; Benefit Plans.
          (a) Part 2.18(a) of the Disclosure Schedule accurately sets forth, as of the date hereof, with respect to each employee of each of the Acquired Corporations (other than the PRC JVs) at the Manager level or above (including any employee of any of such Acquired Corporations who is on a leave of absence or on layoff status):

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                    (i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation and the latest employment contract with such employee;
                    (ii) such employee’s title, employment location and current status (i.e., full-time, part-time; or other);
                    (iii) such employee’s base salary and bonus during the twelve (12) months ended June 30, 2010;
                    (iv) any outstanding amounts due as compensation or otherwise to such employees, including accrued and unused vacation entitlements; and
                    (v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.
The Company has made available to Parent a correct and complete list that accurately sets forth, as of the date hereof, the names, employer and principal work locations of all other employees (including employees of the PRC JVs) of the Acquired Corporations below the level of Manager.
          (b) Part 2.18(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations (other than COBRA continuation coverage at such former employee’s expense) and Part 2.18(b) of the Disclosure Schedule accurately describes such benefits.
          (c) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will (except as otherwise required by applicable Legal Requirements or as set forth on Part 2.18(c) of the Disclosure Schedule). The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials and policy statements relating to the employment of the Company Associates.
          (d) To the knowledge of the Company:
                    (i) as of the date of this Agreement, no employee of any of the Acquired Corporations intends to terminate his employment with the Company; and
                    (ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of the Acquired Corporations.

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          (e) The Company has made available to Parent a correct and complete list that accurately sets forth, with respect to each Person who is or was, at any time since January 1, 2009, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $50,000 from any of the Acquired Corporations:
                    (i) the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation;
                    (ii) a description of such independent contractor’s services;
                    (iii) the fees or compensation payable to such independent contractor in 2010; and
                    (iv) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.
          (f) Except as set forth in Part 2.18(f) of the Disclosure Schedule, none of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.
          (g) As of the date of this Agreement, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees.
          (h) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act, or unlawful labor practices under the relevant Legal Requirements of its respective jurisdiction. As of the date of this Agreement, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, employee welfare and benefits, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.
          (i) Part 2.18(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan and each Company Benefit Agreement. None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing) in a manner that would materially affect any Company Associate.

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          (j) With respect to each Company Benefit Plan, the Company has made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the most recent plan year; (iii) if such Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any Company Associate relating to such Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under COBRA with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.
          (k) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. Each of the Acquired Corporations and Company Affiliates has performed all obligations required to be performed by them under each Company Benefit Plan and none of the Acquired Corporations is in default or violation of the material terms of any Company Benefit Plan. To the knowledge of the Company, there has been no default or violation by any other party with respect to any term of any Company Benefit Plan. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Company, there has not been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code (or, in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign

28.

Legal Requirement). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Company Benefit Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the knowledge of the Company, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. Each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the knowledge of the Company, threatened. None of the Acquired Corporations nor any Company Affiliate has ever incurred any material penalty or material tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet.
          (l) None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.
          (m) No Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no

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Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (n) Except as set forth in Part 2.18(n) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any payment (including bonus, severance or otherwise) or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.18(n) of the Disclosure Schedule), the consummation of the Contemplated Transactions will not result in the acceleration of vesting of any Unvested Company Options.
          (o) Except as set forth in Part 2.18(o) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all material amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2004, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “mass layoff,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.
          (p) To the knowledge of the Company, no stockholder nor any Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this

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Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Associate in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Associates is now bound.
          (q) In connection with employment by the Acquired Corporations in People’s Republic of China (“PRC”):
                    (i) no Acquired Corporation is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Acquired Corporations, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could materially affect the Acquired Corporations;
                    (ii) there are no strikes, slowdowns, lock-outs, controversies material to the relevant Acquired Corporation, or work stoppages pending or threatened between the Acquired Corporations and any of the employees, and no Acquired Corporation has experienced any such strike, slowdown, lock-outs, controversy, or work stoppage within the past three (3) years;
                    (iii) the Acquired Corporations are and have been in compliance in all material respects with all applicable Legal Requirements, (including without limitation, PRC Labor Contract Law) relating to the employment of labor, (including without limitation those related to wages, hours and collective bargaining), and is not liable for any arrears of wages, taxes, allowances, benefits, severance pay, penalties or other sums for failure to comply with any of the foregoing;
                    (iv) the Acquired Corporations have paid in full to all current and former directors, officers and employees or adequately accrued for in accordance with Legal Requirements all wages, salaries, commissions, bonuses, benefits allowances, severance pay and other compensation due to or on behalf of their respective current and former directors, officers and employees;
                    (v) there are no Legal Proceedings that have been asserted or are now pending or threatened with respect to the Acquired Corporations for unfair labor practices, payment of withholding taxes, payment of wages, salary or severance, employee benefit contribution, safety and health standards or discrimination in employment practices; and
                    (vi) the Acquired Corporations have made all required contributions, concerning national pension, national medical insurance, worker’s compensation insurance, unemployment insurance, housing fund and other mandatory social security matters.

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     2.19 Environmental Matters.
          (a) Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.19(f)); and (ii) possesses all permits and other Environmental Authorizations (as defined in Section 2.19(f)), and is in compliance with the terms and conditions thereof.
          (b) As of the date of this Agreement, none of the Acquired Corporations has received any written notice, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Requirement or Environmental Authorization, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Requirement or Environmental Authorization in the future.
          (c) To the knowledge of the Company: (i) all property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.19(f)) or material environmental contamination of any nature; (ii) none of the property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was owned in fee by, leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.19(f)).
          (d) No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirements.
          (e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Requirement: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Requirement or to make payment for the cost of cleaning up any site.
          (f) For purposes of this Section 2.19: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable

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Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.
     2.20 Insurance.
          (a) The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations, including, without limitation, the liability and property insurance policies with respect to the real property required to be disclosed pursuant to Part 2.9 of the Disclosure Schedule. Each of such insurance policies is in full force and effect and is sufficient in amount (subject to reasonable deductions) to allow it to replace any of the assets of the Acquired Corporations that might be damaged or destroyed. Except as set forth in Part 2.20(a) of the Disclosure Schedule, since January 1, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.
          (b) The Company has delivered to Parent accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”). The Company has delivered to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after January 1, 2007. Part 2.20(b) of the Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.
     2.21 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     2.22 Legal Proceedings; Orders.
          (a) Except as set forth in Part 2.22(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. The Legal Proceedings identified in Part 2.22(a) of the Disclosure Schedule have not had and could not reasonably be expected to have or result in a Company Material Adverse Effect.

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          (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.
     2.23 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 4.5(a)); and (d) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions; provided that any action by the Board of Directors shall be considered unanimous for all purposes under this Agreement if approved by the vote of all disinterested members of the Board of Directors (with any interested members abstaining). This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.24 Inapplicability of Anti-takeover Statutes. The Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.
     2.25 No Discussions. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Since January 1, 2009, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

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     2.26 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.
     2.27 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the board of directors of any of the Acquired Corporations;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) a rebate, chargeback, penalty, or change in the delivery schedule under any Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify any term of any Material Contract;
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or
          (f) result in the transfer of any material asset of any of the Acquired Corporations to any Person.
Except as may be required by the Exchange Act, the DGCL, and any foreign antitrust Legal Requirement, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the

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execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.
     2.28 Fairness Opinion. The Special Committee of the Board of Directors has received the written opinion of UBS Securities LLC, financial advisor to the Company (the “Financial Advisor”), dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to the Company Stockholders (other than the Rollover Holders).
     2.29 Financial Advisor. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor. Part 2.29 of the Disclosure schedule contains a good faith estimate of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby that are (a) accrued but unpaid through the date of this Agreement; (b) payable conditioned upon the consummation of the Merger and (c) reasonably expected to be incurred from the date of this Agreement through the Effective Time, and such estimates are based upon information provided to the Company by the respective Person.
     2.30 Shanghai Construction Project. Prior to the date hereof, the Company has furnished to Parent a forecast of cash payments to be made by, or on behalf of, the Acquired Corporations after the date hereof under the Shanghai Construction Contract. Such forecast was prepared in good faith based upon reasonable assumptions and consistent with the terms of the Shanghai Construction Contract. The Company has not made (and will not make) any payments under the Shanghai Construction Contract, other than (a) such payments as are required to be made by the express terms of the Shanghai Construction Contract (as in effect on the date hereof); or (b) payments not in excess of $100,000 in the aggregate.
     Section 3. Representations and Warranties of Parent and Merger Sub.
     Parent and Merger Sub represent and warrant to the Company as follows:
     3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief

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of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a default by Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Parent Material Adverse Effect, or (c) result in a violation by Parent or Merger Sub of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that will not have a Parent Material Adverse Effect. Except as may be required by any foreign antitrust Legal Requirement, neither Parent nor Merger Sub was, is and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions.
     3.4 Schedule 13E-3; Proxy Statement; Other Information. None of the information furnished by Parent or its Subsidiaries in writing to be included in the Proxy Statement or the Schedule 13E-3 shall (a) on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company, (b) at the time of the Company Stockholders’ Meeting, or (c) in the case of the Schedule 13E-3 (including any amendment or supplement or document to be incorporated by reference), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which made. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.
     3.5 Availability of Funds; Guarantee. Parent will have available to it upon the consummation of the Merger sufficient funds to consummate the transactions contemplated hereby, including payment in full of the aggregate Merger Consideration. The Sponsors have delivered the Guarantee to the Company in the form attached hereto as Exhibit C. The Guarantee is in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Parent or Sponsors under any term or condition of any Guarantee.
     3.6 Solvency. Assuming, (a) satisfaction of the conditions to the Parent’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Section 2 hereof, (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the

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amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither the Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Parent or the Surviving Corporation.
     3.7 Management and Stockholder Arrangements. As of the date hereof, except as disclosed in Schedule 3.7 hereto, none of Parent, Merger Sub or any of their Affiliates have (a) entered into any Contract with any of the executive officers of the Company directly related to the Merger and/or any of the other transactions contemplated by this Agreement or (b) entered into any Contract with any holder of the Company’s capital stock concerning any investments to be made in, or contributions to be made to, Parent, Merger Sub or the Surviving Corporation in connection with the Merger and/or any other transactions contemplated by this Agreement.
     3.8 No Additional Representations. Parent and Merger Sub acknowledge and agree that the Company has not made any representation or warranty, express or implied, as to any matter or as to the accuracy or completeness of any information provided, except as expressly set forth in this Agreement.
     3.9 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge, any of their respective Affiliates, beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible or exchangeable into, or exercisable for, Company Common Stock (except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares). Other than the Voting Agreements, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the Company Common Stock or other equity interest of the Company or any of its Subsidiaries. Other than this Agreement and the Contemplated Transactions (and except as may be set forth or contemplated by the Rollover Agreements with respect to the Rollover Shares), there are no agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries. Neither Parent nor Merger Sub, nor to Parent’s knowledge, any of their respective Affiliates, has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as those terms are used in Section 203 of the DGCL.
     Section 4. Certain Covenants of the Company.
     4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the

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Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and Managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:
                    (i) the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within twenty days after the end of such calendar month;
                    (ii) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;
                    (iii) any written materials or communications sent by or on behalf of the Company to its stockholders;
                    (iv) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);
                    (v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;
                    (vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations; and
                    (vii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.
          (d) In order to assist with obtaining third party financing for the Contemplated Transactions, at the request of Parent, the Company shall, and the Company shall cause its Subsidiaries to, use their reasonable best efforts to provide such assistance and cooperation as

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Parent and Merger Sub may reasonably request, including (i) making senior management of the Company and its Subsidiaries reasonably available for customary meetings, (ii) cooperating with prospective lenders, and their respective advisors in performing their due diligence, (iii) providing existing financial statements and financial and other information reasonably required by lenders, (iv) entering into customary agreements with lenders (to become effective no earlier than the Effective Time), and (v) helping procure and obtain other reasonably requested certificates or documents, including pledge and security documents, customary perfection certificates, legal opinions, intellectual property filings and ownership information and real estate title documentation; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Acquired Corporations.
     4.2 Operation of the Company’s Business.
          (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (1) in the ordinary course and in accordance with past practices; and (2) in compliance in all material respects with all applicable Legal Requirements; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees, complies with the requirements of all Company Contracts that constitute Material Contracts, and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.20 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall promptly notify Parent of: (1) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (2) any Legal Proceeding against or involving any of the Acquired Corporations that is commenced, or, to the knowledge of the Company, threatened against, any of the Acquired Corporations; (v) the Company shall (to the extent reasonably requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company’s business; (vi) the Company shall (to the extent reasonably requested by Parent) use its commercially reasonable efforts to (and otherwise cooperate with Parent to) transfer any cash, cash equivalents and short-term investments (“Cash”) held by the Company outside of the United States to (and hold such Cash in) the United States and to minimize any Tax Liabilities resulting therefrom (it being understood, however, that the Company shall not be required to incur any material Tax Liabilities as a result of such transfers unless either (1) such Tax Liabilities relate exclusively to post-Closing periods or (2) Parent agrees to reimburse the Company for any such Tax Liabilities if the Closing does not occur); and (vii) subject to clause (vi), the Company shall preserve and maintain its Cash balances in a manner consistent with past practice (subject to expenditures related to the Contemplated Transactions).
          (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed in the case of clauses (vi), (vii), (xiii), or (xiv)) permit any of the other Acquired Corporations to:

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                    (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends or other distributions from a Subsidiary to the Company or another Subsidiary), or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of shares of capital stock in accordance with the Option Plans in connection with the termination of employees or other service providers);
                    (ii) sell, issue, grant or authorize the sale, issuance or grant of: (1) any capital stock or other security; (2) any option, call, warrant or right to acquire any capital stock or other security; or (3) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement;
                    (iii) amend or waive any of its rights under, or (except as disclosed in Part 4.2(b)(iii) of the Disclosure Schedule) permit the acceleration of the vesting under, any provision of: (1) any of the Company’s stock option plans; (2) any Company Option or any agreement evidencing or relating to any outstanding stock option or warrant; (3) any restricted stock purchase agreement; or (4) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);
                    (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
                    (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;
                    (vi) make any capital expenditure (except a capital expenditure that: (1) is in the ordinary course of business and consistent with past practices; (2) does not exceed $100,000 individually; and (3) when added to all other capital expenditures made by or on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $250,000 in the aggregate), except as set forth in Part 4.2(b)(vi) of the Disclosure Schedule;
                    (vii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;
                    (viii) surrender or cause to be surrendered any Owned Real Property or Leased Real Property;
                    (ix) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the

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aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or expressly waive, or relinquish any material right;
                    (x) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;
                    (xi) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices;
                    (xii) lend money to any Person (excluding advancement of reasonable expenses to employees in the ordinary course of business consistent with past practice), or incur or guarantee any indebtedness, except as set forth in Part 4.2(b)(xii) of the Disclosure Schedule;
                    (xiii) (1) establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement (except that Company Benefit Plans or Company Benefit Agreements may be amended to the extent required by applicable Legal Requirements); (2) pay any bonus or make any profit-sharing or similar payment to (except that the Company may make customary bonus and commission payments consistent with past practices, (A) in accordance with bonus and commission plans and programs in effect on the date of this Agreement, in the ordinary course of business or (B) in connection with the hiring of new employees in the ordinary course of business; or (3) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees;
                    (xiv) hire any employee at the level of Manager or above or with an annual base salary in excess of $155,000, promote any employee except in order to fill a position vacated after the date of this Agreement or, except in the ordinary course of business or for “cause,” terminate the employment of any employee with an annual base salary in excess of $155,000;
                    (xv) change any of its methods of accounting or accounting practices in any respect;
                    (xvi) make any Tax election;
                    (xvii) commence or settle any Legal Proceeding;
                    (xviii) enter into any material transaction or take any other material action outside the ordinary course of business; or
                    (xix) agree or commit to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 4.2(a).

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          (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or, in the good faith judgment of the Company, materially less likely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the knowledge of the Company) any director or officer or key employee of any of the Acquired Corporations (in their capacities as such). No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
          (d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period. The Company shall use reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.
          (e) During the Pre-Closing Period, the Company shall provide Parent and its Representatives with copies of all federal and state income Tax Returns promptly upon receipt from the preparer (and at least one (1) business day prior to the due date for filing), and shall consider in good faith any changes to such Tax Returns reasonably requested by Parent (provided that the Company shall not be required to delay the filing of any Tax Returns as a result thereof).
          (f) During the Pre-Closing Period, the Company shall use its reasonable best efforts to complete all approvals, filings and registrations to reflect that an Acquired Corporation owns at least 92.49% shares in RAE-KLH (Beijing) Co., LTD.
     4.3 No Solicitation.
          (a) During the Pre-Closing Period, the Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

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(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent with respect to an Acquisition Proposal or any other Acquisition Agreement; provided, however, that, notwithstanding anything contained in this Section 4.3(a) (but subject to the other provisions of this Agreement), from the date hereof until the adoption and approval of this Agreement by the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions with, any Person in response to a Superior Offer (or an Acquisition Proposal or Acquisition Inquiry that the Board of Directors or the Special Committee believes in good faith is reasonably likely to result in a Superior Offer) that is submitted to the Company by such Person (and not withdrawn) if: (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached (or taken any action inconsistent with) any of the provisions set forth in this Section 4.3; (2) the Board of Directors (or the Special Committee thereof) concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (3) at least one business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (4) the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and (5) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.
          (b) If any Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.
          (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

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          (d) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by Parent. The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.
     4.4 Proxy Statement; Schedule 13E-3. As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement and file it with the SEC and the Company and Parent shall jointly prepare and file the Schedule 13E-3 with the SEC and the Company and the Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC or its staff concerning the Proxy Statement or the Schedule 13E-3 and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, (a) the Company shall cooperate and provide the Parent with a reasonable opportunity to review and comment on the Proxy Statement and responses relating thereto and shall consider in good faith and include in such documents and responses comments reasonably proposed by the Parent and (b) the Company and the Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. The Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.4 to comply with all applicable Legal Requirements. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
     4.5 Company Stockholders’ Meeting.
          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’

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Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable after the date hereof. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
          (b) Subject to Section 4.5(c): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors unanimously (with two abstentions) recommends, based on the recommendation of the Special Committee, that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (such recommendation of the Board of Directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if (1) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting, (2) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Legal Requirement or a request from the SEC or its staff, or (3) the Board of Directors or the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any withdrawal or modification of the Company Board Recommendation). The Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.29.
          (c) Notwithstanding anything to the contrary contained in Section 4.5(b), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if:
                    (i) (1) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (2) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; (3) the Company provides Parent with at least two business days prior notice of any meeting of the Company’s Board of Directors or the Special Committee at which the Board of Directors or the Special Committee will consider and determine whether such offer is a Superior Offer; (4) during such two-day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need to withdraw or modify the Company Board Recommendation as a result of such offer; (5) the Company’s Board of Directors or the Special

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Committee determines in good faith (after consulting with its independent financial advisor of nationally recognized reputation and taking into account any changes to the terms of this Agreement proposed by Parent) that such offer constitutes a Superior Offer; (6) the Company’s Board of Directors or the Special Committee determines in good faith, after consulting with its outside legal counsel, that, the withdrawal or modification of the Company Board Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; and (7) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time prior to the time at which Parent receives written notice from the Company confirming that the Company’s Board of Directors has determined that such offer is a Superior Offer; or
                    (ii) in response to a material development or change in material circumstances occurring or arising after the date hereof, the existence of which was not known by the Board of Directors at or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), if the Board of Directors or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that, in light of such Intervening Event, that the withdrawal or modification of the Company Board Recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; provided, that, the Company Board of Directors shall not be entitled to exercise its right to withdraw or modify the Company Board Recommendation pursuant to this sentence unless the Company has (1) provided to Parent at least three days’ prior notice (unless the Intervening Event arises fewer than three days prior to the Company Stockholders’ Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the Board of Directors or Special Committee intends to take such action and specifying the reasons therefor in reasonable detail and (2) during such three day period, if requested by Parent, the Company engages in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need to withdraw or modify the Company Board Recommendation as a result of the Intervening Event.
          (d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 4.5(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.
          (e) Nothing in this Agreement shall prohibit or restrict the Company, the Special Committee or the Board of Directors from (i) complying with its disclosure obligations under applicable Legal Requirements with regard to any Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders); or (ii) making any “stop-look-and-listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (and any communication of the type described in this subsection (e) shall not be a “Triggering Event” for purposes of this Agreement).

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     Section 5. Certain Covenants of the Parties.
     5.1 Regulatory Approvals. Each party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and Parent shall respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger.
     5.2 Employee Benefits.
          (a) All employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall become employees of the Surviving Corporation. Nothing in this Section 5.2(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. Except for Indemnified Persons (as defined in Section 5.3(a)) to the extent of their respective rights pursuant to Section 5.3, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.
          (b) If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld). If requested, the Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

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     5.3 Indemnification of Officers and Directors.
          (a) All rights to indemnification by any of the Acquired Corporations existing in favor of each individual who is an officer or director of any Acquired Corporation as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company or any Acquired Corporation occurring prior to the Effective Time, as provided in the certificate of incorporation or bylaws (or other similar organizational documents) (as in effect as of the date of this Agreement) and as provided in the Indemnification Contract between the Acquired Corporation and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of six years from the date on which the Merger becomes effective, and Parent shall cause (and enable) the Surviving Corporation to perform its obligations thereunder. In addition, for a period of six years following the Effective Time, Parent and the Surviving Corporation shall cause the Surviving Corporation and its Subsidiaries to cause the certificate of incorporation (and other organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation of liability and advancement of expenses that are at least as favorable as those provisions of the current certificate of incorporation (or other organizational documents) of the Acquired Corporations.
          (b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Existing D&O Policies, to the extent that directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to $175,000 (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Prior to the Effective Time, the Company may purchase a six-year “tail” pre-paid policy (the “Tail Policy”) on the Existing D&O Policies which Tail Policy shall be (1) on terms and conditions with respect to coverage and amounts no less favorable, in the aggregate, than the Existing D&O Policies, (2) be for an amount not to exceed the Maximum Premium and (3) name Parent as a successor in interest of such Tail Policy. In the event the Company purchases such Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their obligations thereunder in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.3(b).
     5.4 Additional Agreements.
          (a) Subject to the terms and conditions set forth in this Agreement (including Section 5.4(b) below), Parent and the Company shall use reasonable efforts to cause to be taken

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all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.4(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. The Company shall provide Parent with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give Parent a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company shall promptly deliver to Parent a copy of each such filing or other submission made, each notice given and each Consent obtained by the Company during the Pre-Closing Period.
          (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.
          (c) With respect to the Contract identified on Schedule 5.4, the Company will enter into an amendment thereto, or will otherwise take such actions as are necessary, so that (i) the last payment thereunder in respect of the services performed thereunder shall not be due at any time earlier than February 28, 2011; and (ii) if the Contract is terminated prior to any services being performed, then any amounts paid by the Company in advance under such Contract shall be refunded in full.
     5.5 Disclosure. Parent and the Company will reasonably consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement without the prior written consent of the other party, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Legal Requirements or the rules or regulations of the NYSE Amex, in which case that party consult with the other party and will consider the other party’s

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comments in good faith, and unless the Board of Directors (or Special Committee) believes in good faith that such comments are inappropriate, will implement them, before issuing any such release or making any such public statement.
     5.6 Stockholder Litigation. To the extent permitted by applicable Legal Requirements, in the event that any stockholder litigation relating to the Contemplated Transactions is brought or threatened against the Company or any members of the Company’s Board prior to the Effective Time, the Company shall promptly notify Parent and keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or any members of the Company Board relating to the transaction contemplated by this Agreement, at Parent’s cost. The Company agrees to use commercially reasonable efforts to enter into such joint defense agreement with Parent, if requested by Parent. The Company shall not agree to any settlement of any stockholder litigation for an amount in excess of $250,000 individually or $500,000 in the aggregate without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
     Section 6. Conditions Precedent to Obligations of Parent and Merger Sub.
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:
     6.1 Accuracy of Representations.
          (a) The representations and warranties of the Company set forth in Section 2.3(a), Section 2.3(c), Section 2.3(d), Section 2.3(e), Section 2.23, Section 2.24, Section 2.26 and Section 2.28 of this Agreement shall be true and correct in all respects, and the representations and warranties of the Company set forth in Section 2.3(g) shall be true and correct in all respects that are material to the Company, in each case as of the date of this Agreement and as of the Closing Date;
          (b) the representations and warranties of the Company set forth in this Agreement that are qualified as to “Company Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties that are qualified as to “Company Material Adverse Effect” that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date; and
          (c) all other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date which

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has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.
     6.2 Performance of Covenants. Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.
     6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.
     6.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
     6.5 Regulatory Matters.
          (a) Any waiting period applicable to the consummation of the Merger under any applicable foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
          (b) Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.
     6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any foreign, U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions by Parent and Merger Sub illegal.
     6.7 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or has threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations,

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Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.
     6.8 No Other Proceedings. There shall not be pending any Legal Proceeding in which there is a reasonable possibility of an outcome that would have a Parent Material Adverse Effect or a Company Material Adverse Effect.
Section 7. Conditions Precedent to Obligation of the Company.
     The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:
     7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (a) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Contemplated Transaction or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement, (b) for changes contemplated by this Agreement, and (c) for those representations and warranties that address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the Contemplated Transactions or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.
     7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.
     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.
     Section 8. Termination.
     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):
          (a) by mutual written consent of Parent and the Company;

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          (b) by either Parent or the Company if the Merger shall not have been consummated by March 31, 2011 (the “Outside Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Termination Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;
          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
          (d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a (1) party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (2) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made, or shall concurrently make, any payment required to be made to Parent pursuant to Section 8.4(a) and shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.4(c);
          (e) by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;
          (f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (1) prior to the end of the 15-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation of the Company;
          (g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been

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breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) prior to the end of the 15-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such 15-day period if such inaccuracy or breach shall have been fully cured during such 15-day period in a manner that does not result in a continuing breach of any covenant or obligation of Parent; or
          (h) by the Company in order to enter into an Acquisition Agreement with respect to a Superior Offer; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have first complied with the procedures set forth in Section 4.5(c) with respect to the related Acquisition Proposal and shall have determined that it constitutes a Superior Offer and (ii) contemporaneously the Company makes the payment required by Section 8.4(c) in full to Parent.
     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.4 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation or warranty, or any breach of any covenant or other obligation contained in this Agreement.
     8.3 Frustration of Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other, may rely on the failure of any condition set forth in Section 6 (in the case of Parent or Merger Sub) or Section 7 (in the case of the Company) to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
     8.4 Expenses; Termination Fees.
          (a) Expenses. Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that upon any termination of this Agreement pursuant to Section 8.1(d), 8.1(e), or 8.1(h) (other than a termination that would not have occurred: (1) but for the failure of Parent or Merger Sub to fulfill its or their obligations hereunder or (2) but for, with respect to a termination pursuant to Section 8.1(d) only, the failure of the Rollover Holders (and Parent, by proxy under the Voting Agreements) to vote the Rollover Shares at the Company Stockholders’ Meeting in favor of the adoption and approval of this Agreement), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.4(c)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.4(b), in an amount equal to the lesser of (1) the amount of all Parent Expenses and (2) $900,000, in each case subject to Section 8.4(d). The term “Parent Expenses” means the aggregate amount of all fees and expenses of Parent and its Affiliates that have been paid or that may become payable in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions, including, without limitation, fees and

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expenses of accountants, attorneys and financial advisors, and all filing fees (including the Antitrust Filing Fees).
          (b) Timing of Payment. In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to the proviso to Section 8.4(a) shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to the proviso to Section 8.4(a) shall be made by the Company within two business days after such termination.
          (c) Company Termination Fee.
                    (i) If: (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), and in any such event, at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly announced, commenced, submitted or made (and not publicly withdrawn) and the Company either consummates an Acquisition Transaction (or enters into an Acquisition Agreement) with any Person (other than Parent) within twelve (12) months following such termination; (2) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (3) this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash, a nonrefundable fee in the amount equal to (A) $3,390,000 less (B) any Parent Expenses previously paid to Parent pursuant to Section 8.4(a).
                    (ii) In the case of termination of this Agreement by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) the fee referred to in the preceding clause “(i)” shall be paid by the Company prior to the event giving rise to such fee; in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding clause “(i)” shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding clause “(i)” shall be paid by the Company within two business days after such termination.
          (d) Costs of Collection and Interest. If any party fails to pay when due any amount payable under this Section 8.4, then (i) the party failing to make payment shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such other party of its rights under this Section 8.4, and (ii) the party failing to make payment shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at an annual rate three percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
     Section 9. Miscellaneous Provisions.
     9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the

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adoption and approval of this Agreement by the Company’s stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirement requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     9.2 Waiver.
          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
     9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
     9.6 Remedies. Except as otherwise provided herein, but subject to Section 9.7, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not

57.

exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
     9.7 Specific Performance.
          (a) The parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity. Each party to this Agreement, to the extent permitted by Applicable Law, hereby waives any defenses it may have to the remedy of specific performance provided for herein, waives any requirement for the posting of any bond or other security as a prerequisite for specific performance, and agrees not to raise any objections to the remedy of specific performance in any proceeding brought by any other party to this Agreement. The Company hereby agrees that specific performance shall be its (and any third party beneficiary’s) sole and exclusive remedy with respect to breaches by Parent, Merger Sub or any other Person or otherwise in connection with this Agreement or the Contemplated Transactions, except as provided in Section 9.7(b) below and as expressly provided in the Guarantee (if and to the extent applicable), and subject to Section 9.7(b) below, that none of the Company nor any holder of Company Common Stock may accept any other form of relief that may be available for breach under this Agreement, the Guarantee, any commitment letter (or similar document) or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).
          (b) Only if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent or Merger Sub in connection with this Agreement, the Company may enforce any award of damages granted by such court for such alleged breach against Parent, Merger Sub or such other Person and accept damages for such alleged breach only if, within two (2) weeks following such court’s determination, Parent and Merger Sub do not consummate the Merger in accordance with this Agreement. Notwithstanding anything else contained in this Agreement, in no event shall the collective damages payable by Parent, Merger Sub or any of their affiliates, for breaches under this Agreement or the Guarantee exceed the Cap (as defined in the Guarantee) in the aggregate for all such breaches. For the avoidance of doubt, the Company and any third party beneficiary may contemporaneously seek both specific performance and any other form of alternative relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the Contemplated Transactions (including monetary damages), but no such alternative relief may be accepted unless and until the court has declined to award specific performance. The Company agrees to cause any pending Legal Proceeding seeking any such other relief to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger in accordance with this Agreement.
     9.8 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered

58.

section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty unless the applicability of the information to any other representation or warranty is readily apparent from the text of such disclosure. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.
     9.9 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
     9.10 Assignability; Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; (b) prior to the Effective Time, but subject to Section 9.7(b), for the right of holders of shares of the Company Common Stock (other than the Rollover Holders) to pursue claims for damages and other relief, including equitable relief, for any breach of this Agreement by Parent or Merger Sub; (c) from and after the Effective Time, the former holders of Company Common Stock (other than the Rollover Holders) solely with respect to their right to receive the Merger Consideration in accordance with (and subject to Section 1) and (d) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.3) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, or anything to the contrary contained herein, the rights granted pursuant to clause (b) of this Section 9.10 will only be enforceable on behalf of holders of Company Common Stock by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
     9.11 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

59.

if to Parent or Merger Sub:
Rudy Acquisition Corp.
c/o Battery Ventures
930 Winter Street, Suite 2500
Waltham, MA 02451
Attention: Morgan Jones
Facsimile: (781) 478-6601
with a copy (which shall not constitute notice) to:
Cooley LLP
500 Boylston Street
Boston, MA 02116
Attention: Alfred L. Browne III
Facsimile: 617-937-2400
if to the Company:
RAE Systems Inc.
3775 North First St.
San Jose, CA 95134
Attention: Chief Financial Officer
Facsimile: 408-952-8480
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: David Michaels and Dennis DeBroeck
Facsimile: 650-988-8500
     9.12 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
     9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace

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such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
     9.14 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
          (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
          (f) The statement that any item of documentation has been “provided,” “delivered” or “made available” shall mean that such documentation was uploaded into the virtual dataroom set up by the Company in connection with the Contemplated Transactions by 12:00 pm PDT on or before the day that is two business days prior to the date of this Agreement.
          (g) References to “$” and “dollars” shall mean United States dollars.
[Remainder of page intentionally left blank]

61.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

Rudy Acquisition Corp.
By:	/s/ Morgan Jones
Name: Morgan Jones
Title: President

Rudy Merger Sub Corp.
By:	/s/ Morgan Jones
Name: Morgan Jones
Title: President

RAE Systems Inc.
By:	/s/ Randall Gausman
Name: Randall Gausman
Title: CFO

Merger Agreement Signature Page

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).
     Acquisition Agreement. “Acquisition Agreement” shall mean any definitive merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar definitive agreement relating to an Acquisition Proposal or Acquisition Transaction (other than an Acceptable Confidentiality Agreement).
     Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:
          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation;
          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations; or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations; or
          (c) any liquidation or dissolution of any of the Acquired Corporations.
     Affiliate. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
     Affiliated Group. “Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.
     Antitrust Filing Fee. “Antitrust Filing Fee” shall mean, collectively, all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Legal Requirement relating to antitrust or competition matters.
     Audited Balance Sheet. “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2009, included in the Company’s Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC prior to the date of this Agreement.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
     Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.
     Company Benefit Agreement. “Company Benefit Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination (other than in the case of agreements with employees outside of the United States that do not provide any payment in excess of amounts as required by applicable Legal Requirements).

     Company Benefit Plan. “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.
     Company Common Stock. “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.
     Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Corporations.
     Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.
     Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, or financial performance of the Acquired Corporations taken as a whole; (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that “Company Material Adverse Effect” shall not include the effect of (i) any changes in general economic or political conditions (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (ii) any changes in applicable Legal Requirements, regulations or GAAP (to the extent such changes do not disproportionately affect the Company relative to other companies in its industry); (iii) the announcement of this Agreement or the pendency of the Contemplated Transactions; (iv) any failure to meet analyst projections or any change in analyst recommendations; (v) any failure by the Company to meet any internal projections, estimates or budgets for any period on or after the date of this Agreement; or (vi) any change in the market price or trading volume of the Company Common Stock (provided that the underlying causes or causes of any failure or change referred to in clauses (iv), (v) or (vi) may be taken into account in determining whether a Company Material Adverse Effect shall have occurred).
     Company Option. “Company Option” shall mean any option to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Option Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
     Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Acquired Corporations, including any policy relating to (a) the privacy of users of the Company Products or of any Company Website, (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (c) any employee information.
     Company Product. “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Corporations.
     Company Web Site. “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations.
     Confidentiality Agreement. “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement between the Company and Battery Ventures, dated January 27, 2010, as amended from time to time.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
     DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

     Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.8 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.
     DOL. “DOL” shall mean the United States Department of Labor.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability; (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including The New York Stock Exchange).
     HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Knowledge. “knowledge” shall mean (a) with respect to the Company, the actual knowledge of the Company’s President, Chief Financial Officer, Chief Technology Officer and General Counsel, and the knowledge that any such individual would reasonably be expected to possess as a result of the diligent performance of his or her responsibilities in such positions in the ordinary course of the Company’s business, and (b) with respect to Parent, the actual knowledge of the executive officers of Parent, and the knowledge that any such individual would reasonably be expected to possess as a result of the diligent performance of his or her responsibilities in such positions in the ordinary course of Parent’s business.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Manager. “Manager” shall mean, with respect to the Acquired Corporations, any employee of the Acquired Corporations who is a manager or who holds any job with a title or functional authority that is superior to that of a manager.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that “Parent Material Adverse Effect” shall not include the effect of any changes in general economic or political conditions (to the extent such changes do not disproportionately affect Parent relative to other companies in its industry).
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     PRC JVs. “PRC JVs” shall mean RAE Coal Mine Safety Instruments (Fushun) Co. Ltd. and RAE KLH Technologies (Beijing) Co. Ltd.
     Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

     Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.
     Rollover Shares. “Rollover Shares” shall mean a total of 13,392,857 shares of Company Common Stock owned by the Rollover Holders as set forth on Exhibit D.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Shanghai Construction Contract. “Shanghai Construction Contract” shall mean that certain construction Contract between RAE Shanghai and Shanghai Zhuxin Construction Development Co. Ltd. entered into on December 15, 2009 with respect to certain property located at Huiwang, Shengxin Road, Jiading Industrial Park North Zone.
     Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
     Superior Offer. “Superior Offer” shall mean a bona fide written offer by a third party, not solicited in violation of any provision of Section 4.3, to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; and (b) is on terms and conditions that the Board of Directors or the Special Committee determines, in its reasonable, good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Merger; and (ii) likely to be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party (as determined in good faith by the Board of Directors or the Special Committee), or if the consummation of such transaction is contingent on any such financing being obtained.
     Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors (or the Special Committee, if applicable) shall have failed to unanimously (with two abstentions) recommend that the Company’s stockholders vote to adopt and approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors (or the Special Committee, if applicable) has unanimously (with two abstentions) determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (c) the Board of Directors (or the Special Committee, if applicable) fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (d) the Board of Directors or the Special Committee shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have executed any letter of intent, memorandum of understanding or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company (or its Board of Directors or the Special Committee) recommends rejection of such tender or exchange offer; or (g) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached, in any material respect, any of the provisions set forth in Section 4.3.
     Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2010, included in the Company’s Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as filed with the SEC prior to the date of this Agreement.
     User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Products or of any Company Website.
     Unvested Company Option. “Unvested Company Option” means any Company Option, or portion thereof, that is not vested and exercisable immediately prior to the Effective Time and that will not become vested and exercisable immediately upon the Effective Time.

     Vested Company Option. “Vested Company Option” means any Company Option, or portion thereof, that is vested and exercisable immediately prior to the Effective Time or that will become vested and exercisable immediately upon the Effective Time.

Exhibit B
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAE SYSTEMS INC.
I.
     The name of this corporation is RAE Systems Inc. (the “Corporation”).
II.
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
III.
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
     The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Three Thousand (3,000), each having a par value of $0.01.
V.
     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
     B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.
     A. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.
     C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
VII.
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Exhibit C
Execution Copy
GUARANTEE
     THIS GUARANTEE, dated as of September 19, 2010 (this “Guarantee”), is entered into by Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. (each, a “Guarantor” and collectively, the “Guarantors”) in favor of RAE Systems Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Merger Agreement (as defined below).
RECITAL
     Rudy Acquisition Corp., a Delaware corporation (“Parent”), Rudy Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified or supplemented from time to time, the “Merger Agreement”), and it is a requirement of the Merger Agreement that Parent deliver this Guarantee to the Company concurrently with the execution and delivery thereof.
     NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Company to enter into the Merger Agreement with Parent and Merger Sub, the Guarantors hereby consent and agree as follows:
AGREEMENT
1. Guarantee.
          (a) Subject to the terms and conditions contained herein (including the Cap set forth in Section 1(b) below), the Guarantors, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantee, as primary obligors and not merely as sureties, to the Company the due, punctual and complete discharge of all payment obligations of Parent and Merger Sub under the Merger Agreement, including any monetary damages payable to the Company under Section 9.7(b) of the Merger Agreement for Parent’s or Merger Sub’s failure to consummate the Merger under the circumstances described in said Section 9.7(b), but (in all events) subject to the limitations of the Merger Agreement (collectively, the “Obligation”). All payments hereunder shall be made in lawful money of the United States, by wire transfer of immediately available funds to an account designated by the Company.
          (b) Notwithstanding anything to the contrary contained herein, the Guarantors’ maximum liability under this Guarantee in respect of the Obligation or otherwise arising out of or relating to the Contemplated Transactions (irrespective of the form of the claim or action, whether in contract, tort or otherwise) shall be limited to monetary damages not in excess of $75,000,000 (the “Cap”).
2. Nature of Guarantee. During the term hereof, this Guarantee is an unconditional, irrevocable and continuing guarantee of payment and the Obligation to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. The Obligation hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the Contemplated Transactions, (b) the addition, substitution or release of any Person interested in the Contemplated Transactions, (c) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the Contemplated Transactions, (d) the existence of any bankruptcy, insolvency, reorganization or similar proceedings affecting Parent, Merger Sub or any other Person interested in the Contemplated Transactions, or (e) any change in the Legal Requirements of any jurisdiction. Notwithstanding the foregoing, (i) any failure of a condition contained in the Merger Agreement or of the Company to comply with the Merger Agreement (whether such breach results from fraud, misrepresentation or otherwise) that would relieve Parent or Merger Sub of its obligations under the Merger Agreement shall likewise relieve Guarantors of their obligations hereunder and (ii) the Guarantors shall be entitled to the benefit of any defenses, limitations, caps or disclaimers of damages that may be available to Parent or Merger Sub under the Merger Agreement.
3.	Certain Waivers and Acknowledgments.
          (a) To the fullest extent permitted by Legal Requirement, the Guarantors hereby expressly and unconditionally waive any and all rights or defenses arising by reason of any Legal Requirement which would otherwise require any election of remedies by the Company, promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (other than notices to Parent or Merger Sub pursuant to the Merger Agreement or this Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium Legal Requirement or other similar Legal Requirement now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Contemplated Transactions and all suretyship defenses generally (other than: (i) fraud or willful misconduct by the Company or any of its subsidiaries or Affiliates, (ii) defenses to the payment of the Obligation under the Merger Agreement that are available to Parent or Merger Sub or (iii) breach by the Company of this Guarantee).
          (b) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Contemplated Transactions and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
4. No Waiver; Exclusive Remedy.
          (a) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, the Parent or any other Person liable for the Obligation prior to proceeding against the Guarantor hereunder.

          (b) The Company’s remedies against a Guarantor shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against such Guarantor and/or any Guarantor Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the Contemplated Transactions. As used herein, the term “Guarantor Non-Recourse Party” shall mean any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of a Guarantor or any Affiliate thereof or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing; provided, however, that Parent and Merger Sub shall be excluded from the definition of (and shall not, in any event be deemed to be a) Guarantor Non-Recourse Party.
5. Representations and Warranties. Each Guarantor hereby represents and warrants that:
          (a) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not (i) contravene any provision of the Guarantor’s partnership agreement or similar organizational documents or (ii) violate, in any material respect, any Legal Requirement or contractual restriction binding on the Guarantor or its assets that would impair in any material respect the Guarantor’s obligations under this Agreement;
          (b) except as set forth in the Merger Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Guarantee; and
          (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
6. Successors and Assigns.
          (a) Subject to the provisions of Section 6(b), this Guarantee shall inure to the benefit of the successors or permitted assigns of the parties who shall have, to the extent of their interests, the rights of the assigning party hereunder.
          (b) This Guarantee is binding upon the parties’ successors and assigns. No Guarantor shall assign its obligations hereunder to any other Person without the prior written consent of the Company. The Company shall not assign this Guarantee (or its rights or obligations hereunder) to any other Person without the prior written consent of the Guarantors. Any purported assignment in violation of this provision shall be void.

7. Notices. All notices and other communications under this Guarantee shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):
     If to the Guarantors, to:
Battery Ventures VIII, L.P.
Battery Ventures VIII Side Fund, L.P.
Reservoir Woods
930 Winter Street, Suite 2500
Waltham, MA 02451
Attention: Morgan Jones
       Jesse Feldman
       Lizette Perez-Deisboeck, Esq.
Facsimile: 781-478-6601
     With a copy (which shall not constitute notice) to:
Cooley LLP
500 Boylston Street
Boston, MA 02116
Attention: Alfred L. Browne III
Facsimile: 617-937-2400
     If to the Company, to:
RAE Systems Inc.
3775 North First St.
San Jose, CA 95134
Attention: Chief Financial Officer
Facsimile: 408-952-8480
     With a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: David Michaels and Dennis DeBroeck

Facsimile: 650-988-8500
8. Continuing Guarantee; Termination.
          (a) Continuing Guarantee. Except as set forth in Section 8(b), this Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the payment or satisfaction in full of the Obligation.
          (b) Termination. Notwithstanding anything to the contrary contained herein, this Guarantee shall terminate and be of no further force or effect as of the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (other than any such termination that would not have occurred but for the failure of Parent or Merger Sub to fulfill its or their obligations under the Merger Agreement).
9. No Recourse. The Company covenants, agrees and acknowledges that the sole asset (other than cash in a de minimus amount) of Parent is ownership of the capital stock of Merger Sub and that Merger Sub has no assets, and that no additional funds are expected to be paid, lent or contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered in connection herewith and that, notwithstanding the fact that the Guarantors are limited partnerships, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantors shall have any obligation hereunder and that no recourse or right of recovery hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no liability shall be attached to, any Guarantor Non- Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Guarantor Non-Recourse Party, whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Legal Requirement, or otherwise.
10. Enforcement. Notwithstanding anything to the contrary contained herein, nothing in this Guarantee shall prevent the Company from seeking to enforce the Merger Agreement in accordance with its terms or any related agreement including the Confidentiality Agreement against Parent or Merger Sub including any permitted assignee or successor to any of them.
11. Governing Law; Jurisdiction; Service of Process.
          (a) This Guarantee, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Guarantee or the negotiation, execution or performance of this Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Guarantee or as an inducement to enter into this Guarantee) shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles.

          (b) Any legal action, suit or proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby shall be heard and determined exclusively in the courts of the Commonwealth of Massachusetts or the federal courts of the United States of America located in the Commonwealth of Massachusetts. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts or federal courts of the United States of America located in the Commonwealth of Massachusetts in respect of any legal action, suit or proceeding arising out of or relating to this Guarantee and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Guarantee or the transactions contemplated hereby may not be enforced in or by such courts.
          (c) Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Guarantee shall be properly served or delivered if delivered in the manner contemplated by Section 7.
12. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Guarantee or any of the transactions contemplated hereby.
13. Reformation. If any term or other provision of this Guarantee is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Guarantee shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
14. Entire Agreement; Amendments. This Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Company and the Guarantor in writing.
15. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.
16. No Third Party Beneficiaries. Nothing set forth in this Guarantee shall be construed to confer upon or give to any Person other than the Company any rights or remedies under or by reason of this Guarantee or to confer upon or give to any Person any rights or remedies against any Person other than the Guarantor under or by reason of this Guarantee.
17. Counterparts. The exchange of a fully executed Guarantee (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Guarantee.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed and delivered as of the date first written above.

Battery Ventures VIII, L.P.

By: Battery Partners VIII, LLC its General Partner

By:	/s/ Morgan Jones
Name: Morgan Jones
Title: Member Manager

Battery Ventures VIII Side Fund, L.P.

By: Battery Partners VIII Side Fund, LLC its General Partner

By:	/s/ Morgan Jones
Name: Morgan Jones
Title: Member Manager

RAE Systems Inc.

By:	/s/ Randall Gausman
Name: Randall Gausman
Title: CFO

Exhibit D
Treatment of Rollover Stockholders

		Rollover	Cash-Out
	Shares	Shares	Shares
Chen Revocable Trust DTD 5/8/2001	15,382,849	10,701,525	4,681,324
Hsi Family Trust	2,691,332	2,691,332	0

		13,392,857	4,681,324